Exhibit 10.1

$2,830,000,000

LONG-TERM CREDIT AGREEMENT

dated as of April 28, 2006

among

EMERSON ELECTRIC CO.,

THE LENDERS AND LC ISSUERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as the Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

CITIBANK, N.A.,

BARCLAYS BANK PLC

and

BNP PARIBAS,

as Documentation Agents

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arrangers and Joint Book Managers

i

ii

Section 9.09. Confidentiality	55
Section 9.10. USA PATRIOT ACT NOTIFICATION	56
Section 9.11. Governing Law; Submission to Jurisdiction	56
Section 9.12. Waiver of Jury Trial	56
Section 9.13. Counterparts; Integration	56

SCHEDULES:

Pricing

Schedule

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Eurocurrency Payment Offices

EXHIBITS:

EXHIBIT A-1	Ratable Note
EXHIBIT A-2	Swing Line Note
EXHIBIT A-3	Competitive Bid Note
EXHIBIT B	Opinion of In-House Counsel for the Borrower
EXHIBIT C	Opinion of Special Counsel for the Agent
EXHIBIT D	Assignment and Assumption Agreement
EXHIBIT E	Designation Agreement
EXHIBIT F	Competitive Bid Quote Request
EXHIBIT G	Initiative for Competitive Bid Quotes
EXHIBIT H	Competitive Bid Quotes

iii

LONG-TERM CREDIT AGREEMENT

THIS LONG-TERM CREDIT AGREEMENT, dated as of April 28, 2006, is by and among EMERSON ELECTRIC CO., the LENDERS, the LC ISSUERS and JPMORGAN CHASE BANK, N.A., as Agent. The parties hereto agree as follows:

RECITALS:

A.     The Borrower has requested the Lenders and the LC Issuers to make long-term financial accommodations to it in the aggregate principal amount of $2,830,000,000; and

B.      The Lenders and the LC Issuers are willing to extend such financial accommodations on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders, the LC Issuers and the Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate” means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/10,000 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.05.

“Absolute Rate Advance” means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time in the same Agreed Currency and for the same Absolute Rate Interest Period.

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.05.

“Absolute Rate Interest Period” means, with respect to an Absolute Rate Advance, a period of not less than 7 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement; provided, however, that (a) if an Absolute Rate Interest Period would otherwise end on a day which is not a Business Day, such Absolute Rate Interest Period shall, subject to clause (b) below, end on the next succeeding Business Day and (b) any Absolute Rate Interest Period which would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.

“Absolute Rate Loan” means a Loan which bears interest at an Absolute Rate.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Lender.

“Advance” means a Ratable Advance or a Competitive Bid Advance.

“Agent” means JPMCB in its capacity as agent for the Lenders hereunder, and its successors in such capacity.

“Aggregate Commitment” means, at any time, the aggregate amount of the Commitments of all the Lenders at such time, after giving effect to any increases or permanent reductions in the Commitments pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate amount of the Outstanding Credit Exposures of all the Lenders.

“Agreed Currencies” means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, British Pounds Sterling, Japanese Yen and Euros, and (c) any other Eligible Currency which the Borrower requests the Agent to include as an Agreed Currency hereunder and which is reasonably acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (b), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Japanese Yen” means the lawful currency of Japan.

“Agreement” means this Long-Term Credit Agreement, together with all exhibits and schedules hereto, as may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus ½% per annum.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum determined in accordance with the Pricing Schedule.

“Applicable LC Fee Rate” means, at any time, the percentage rate per annum determined in accordance with the Pricing Schedule.

“Applicable Lending Office” means, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, (b) in the case of its Eurocurrency Ratable Loans, its Eurocurrency Lending Office and (c) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Applicable Margin” means, with respect to Eurocurrency Ratable Advances at any time, the percentage rate per annum determined in accordance with the Pricing Schedule.

“Approximate Equivalent Amount” of any currency on any date with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on, or as of, such date, rounded up to the nearest amount of such currency as reasonably determined by the Agent or a Lender, as applicable, from time to time.

“Assignee” has the meaning set forth in Section 9.06(c).

“Authorized Officer” means the Chief Executive Officer, the Treasurer or the Chief Financial Officer of the Borrower.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment at such time minus the Aggregate Outstanding Credit Exposure at such time.

“Base Rate Advance” means a borrowing of Base Rate Loans hereunder (a) made by the Lenders on the same Borrowing Date, or (b) into which Eurocurrency Ratable Loans are converted by the Lenders on the same date of conversion of Base Rate Loans, and consisting, in either case, of the aggregate amount of the several Base Rate Loans in the same Agreed Currency.

“Base Rate Loan” means a Loan made pursuant to Section 2.02 which bears interest at the Alternate Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means Emerson Electric Co., a Missouri corporation, and its successors.

“Borrower’s 2005 Form 10-K” means the Borrower’s annual report on Form 10-K for fiscal year 2005, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrower’s Latest Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the quarter ended December 31, 2005, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing Date” means a date on which an Advance or a Swing Line Loan is made hereunder.

“Borrowing Notice” means a Competitive Bid Borrowing Notice, a Ratable Borrowing Notice or a Swing Line Borrowing Notice, as the context may require.

“Business Day” means (a) with respect to any Credit Extension, payment or rate selection of Eurocurrency Advances, any day (other than a Saturday or Sunday) on which (i) banks are generally open in New York, New York for the conduct of substantially all of their commercial lending activities, (ii) interbank wire transfers can be made on the Fedwire system, (iii) dealings in the Agreed Currency in which the applicable Credit Extension is denominated are carried on in the London interbank market and (iv) the clearing system determined by the Agent to be suitable for clearing or settlement of such Agreed Currency is open for business and (b) for all other purposes, any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Collateral Shortfall Amount” is defined in Section 6.03.

“Commitment” means, for each Lender, the obligation of such Lender to make Ratable Loans and to refund or participate in Swing Line Loans and Facility LCs in an aggregate amount not exceeding the amount set forth opposite its name on Schedule 1.01(a) hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 9.06(c) or as otherwise modified from time to time pursuant to the terms hereof.

“Competitive Bid Advance” means an Absolute Rate Advance, a Eurocurrency Bid Rate Advance, or both, as the context may require.

“Competitive Bid Borrowing Notice” is defined in Section 2.05.6.

“Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Agent; provided, that any Lender may from time to time by notice to the Borrower and the Agent designate separate Competitive Bid Lending Offices for its Eurocurrency Bid Rate Loans, on the one hand, and its Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid Loan” means a Eurocurrency Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

“Competitive Bid Margin” means the margin above or below the applicable Eurocurrency Reference Rate offered for a Eurocurrency Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/10,000 of 1%) to be added or subtracted from such Eurocurrency Reference Rate.

“Competitive Bid Note” means any promissory note issued at the request of a Lender pursuant to Section 2.13(d) to evidence its Competitive Bid Loans substantially in the form of Exhibit A-3 hereto.

“Competitive Bid Quote” means a Competitive Bid Quote substantially in the form of Exhibit H hereto completed and delivered by a Lender to the Agent in accordance with Section 2.05.4.

“Competitive Bid Quote Request” means a Competitive Bid Quote Request substantially in the form of Exhibit F hereto completed and delivered by the Borrower to the Agent in accordance with Section 2.05.2.

“Computation Date” is defined in Section 2.03.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Assets” means, at any date, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Conversion/Continuation Notice” is defined in Section 2.02.4.

“Credit Extension” means the making of an Advance or a Swing Line Loan or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or a Swing Line Loan or the issuance date for a Facility LC.

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (e) all non-contingent obligations (and, for purposes of Section 5.08 and the definition of Material Debt, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (g) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit default swap, credit default insurance or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

“Dollar Amount” means, with respect to any currency at any date, (a) if such currency is Dollars, the amount of such currency or (b) otherwise, the equivalent in Dollars of such amount, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.03.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of the Agent, no longer readily available or freely traded or (iii) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article 2.

“Eligible Designee” means a special purpose corporation that (a) is organized under the laws of the United States or any state thereof, (b) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (c) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Advance” means a Eurocurrency Ratable Advance, a Eurocurrency Bid Rate Advance, or both, as the context may require.

“Eurocurrency Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.05.

“Eurocurrency Bid Rate” means, with respect to a Eurocurrency Bid Rate Loan made by a given Lender for the relevant Eurocurrency Interest Period, the sum of (a) the Eurocurrency Reference Rate applicable to such Interest Period, plus (b) the Competitive Bid Margin offered by such Lender and accepted by the Borrower.

“Eurocurrency Bid Rate Advance” means a borrowing hereunder consisting of the aggregate amount of the several Eurocurrency Bid Rate Loans made by some or all of the Lenders to the Borrower at the same time in the same Agreed Currency and for the same Eurocurrency Interest Period.

“Eurocurrency Bid Rate Loan” means a Loan which bears interest at a Eurocurrency Bid Rate.

“Eurocurrency Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower in a Borrowing Notice or a Conversion/Continuation Notice and ending on the day which corresponds numerically to such date one, two, three or six months thereafter, as the Borrower may elect in such notice; provided, however, that (a) if the first day of such Interest Period is the last Business Day of a calendar month or if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurocurrency Interest Period shall, subject to clause (c) below, end on the last Business Day of such next, second, third or sixth succeeding month, (b) if a Eurocurrency Interest Period would otherwise end on a day which is not a Business Day, such Eurocurrency Interest Period shall, subject to clause (c) below, end on the next succeeding Business Day unless said next succeeding Business Day falls in a new calendar month, in which case such Eurocurrency Interest Period shall end on the immediately preceding Business Day and (c) any Eurocurrency Interest Period which would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.

“Eurocurrency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurocurrency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by notice to the Borrower and the Agent.

“Eurocurrency Loan” means a Eurocurrency Ratable Loan or a Eurocurrency Bid Loan, or both, as the context may require.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the “Eurocurrency Payment Office” for such currency on Schedule 1.01(b) hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Ratable Advance” means a borrowing hereunder (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Eurocurrency Ratable Loans in the same Agreed Currency and for the same Eurocurrency Interest Period.

“Eurocurrency Ratable Loan” means a loan requested by the Borrower and made pursuant to Section 2.02 which bears interest at a Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Ratable Advance for the relevant Eurocurrency Interest Period, the sum of (a) the Eurocurrency Reference Rate applicable to such Eurocurrency Interest Period, plus (b) the Applicable Margin.

“Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Eurocurrency Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in the applicable Agreed Currency as reported on page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period, and having a maturity equal to such Eurocurrency Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurocurrency Reference Rate for the relevant Eurocurrency Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMCB or one of its affiliate banks offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period, in the approximate amount of JPMCB’s relevant Eurocurrency Advance requested by the Borrower, and in each case having a maturity equal to such Eurocurrency Interest Period.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Agreements” means, collectively, (a) the $1,833,333,333.33 Long-Term Credit Agreement dated as of March 12, 2004, among the Borrower, the financial institutions party thereto and JPMCB (as successor to Bank One, NA), as Agent, as amended, and (b) the $1,000,000,000 Long-Term Credit Agreement dated as of March 11, 2005, among the Borrower, the financial institutions party thereto and JPMCB, as Agent.

“Facility Fee” is defined in Section 2.06.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Facility Termination Date” means April 27, 2011 or any earlier date on which the Aggregate Commitment is reduced to zero pursuant to Section 2.06 or terminated pursuant to Section 6.03, or, if any such day is not a Business Day, then the next preceding Business Day.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fixed Rate” means any Eurocurrency Rate, any Eurocurrency Bid Rate or any Absolute Rate.

“Fixed Rate Advance” means an Absolute Rate Advance, a Eurocurrency Bid Rate Advance, a Eurocurrency Ratable Advance, or any or all of the foregoing, as the context may require.

“Fixed Rate Loan” means an Absolute Rate Loan, a Eurocurrency Bid Rate Loan, a Eurocurrency Ratable Loan, or any or all of the foregoing, as the context may require

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means a Eurocurrency Interest Period or an Absolute Rate Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit G hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.05.3.

“JPMCB” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“LC Commitment” means the obligation of each LC Issuer to issue Facility LCs in accordance with Section 2.19.1.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means JPMCB (or any subsidiary or affiliate of JPMCB designated by JPMCB) or any other Lender that agrees to be an issuer of Facility LCs hereunder, as selected by the Borrower from time to time, in its capacity as an issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount of all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lender” means each Person listed and identified as such on the signature pages of this Agreement, each Assignee which becomes a Lender pursuant to Section 8.06 or 9.06(c), and their respective successors. Unless otherwise specified or the context requires otherwise, the term “Lenders” includes the Swing Line Lenders.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means, (a) with respect to any Lender, any Ratable Loan made by such Lender pursuant to Section 2.02 (or any conversion or continuation thereof) or Competitive Bid Loan made by such Lender pursuant to Section 2.05 and, (b) with respect to any Swing Line Lender, any Swing Line Loan made by it pursuant to Section 2.04.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.13, and the Facility LC Applications.

“Material Adverse Effect” means (a) a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (b) a material adverse effect on the rights and remedies of the Lenders under this Agreement and any Notes.

“Material Debt” means Debt (other than obligations arising under this Agreement or any Note) of the Borrower and/or one or more of its Significant Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $200,000,000.

“Material Plan” means at any time a Plan having aggregate Unfunded Liabilities in excess of $200,000,000.

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notes” means, collectively, all of the Competitive Bid Notes, Ratable Notes and Swing Line Notes which may be issued hereunder, and “Note” means any one of the Notes.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnifications and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under this Agreement, any Note, the Facility LC Applications or any other Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Ratable Loans and Competitive Bid Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (c) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.06(b).

“Payment Date” means each March 31, June 30, September 30 and December 31.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Schedule attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by JPMCB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment; provided, that for the purposes of determining a Swing Line Lender’s Pro Rata Share of the Swing Line Commitment pursuant to Section 2.04, “Pro Rata Share” means, with respect to a Swing Line Lender, a portion equal to a fraction the numerator of which is such Swing Line Lender’s Swing Line Commitment and the denominator of which is the aggregate Swing Line Commitments of all Swing Line Lenders.

“Ratable Advance” means a Base Rate Advance or a Eurocurrency Ratable Advance.

“Ratable Borrowing Notice” is defined in Section 2.02.3.

“Ratable Loan” means a Base Rate Loan or a Eurocurrency Ratable Loan.

“Ratable Note” means any promissory note issued at the request of a Lender pursuant to Section 2.13(d) to evidence its Ratable Loans in substantially the form of Exhibit A-1 hereto.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligations” means, at any time, all obligations of the Borrower under Section 2.19.6 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

“Required Lenders” means at any time Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment shall have been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard & Poor’s Ratings Services.

“Significant Subsidiary” means at any time a Subsidiary of the Borrower which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Swing Line Borrowing Notice” is defined in Section 2.04.2.

“Swing Line Commitment” means the obligation of the Swing Line Lenders to make Swing Line Loans up to a maximum principal amount of $400,000,000 at any one time outstanding.

“Swing Line Lender” means each of JPMCB, Bank of America, N.A., Citibank, N.A. and each other Lender which may succeed to any of their rights and obligations as Swing Line Lenders pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by a Swing Line Lender pursuant to Section 2.04.

“Swing Line Note” means any promissory note issued at the request of a Swing Line Lender pursuant to Section 2.13(d) to evidence its Swing Line Loans substantially in the form of Exhibit A-2 hereto.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance, an Absolute Rate Advance, a Eurocurrency Bid Rate Advance or a Eurocurrency Ratable Advance.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

Section 1.02.Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes agreed to by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03.Types of Advances. The term “Advance” denotes the aggregation of Loans of one or more Lenders made or to be made to the Borrower pursuant to Article 2 on a single date in a single Agreed Currency and for a single initial Interest Period. Advances are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Advance (e.g., a “Fixed Rate Advance” is a Eurocurrency Ratable Advance, a Eurocurrency Bid Rate Advance or an Absolute Rate Advance) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Ratable Advance” is an Advance under Section 2.02 in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Advance” is an Advance under Section 2.05 in which the Lenders participants are determined on the basis of their bids in accordance therewith).

ARTICLE 2

THE CREDITS

Section 2.01.	The Facility.

2.01.1 Description of Facility. The Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set forth:

(a)    each Lender severally agrees to make Ratable Loans to the Borrower in accordance with Section 2.02;

(b)    each Lender severally agrees to participate in Facility LCs issued upon the request of the Borrower, and each LC Issuer severally agrees to issue Facility LCs hereunder in accordance with Section 2.19;

(c)    each Swing Line Lender severally agrees to make Swing Line Loans to the Borrower in accordance with Section 2.04; and

(d)    each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.05.

2.01.2 Amount of Facility; Increase of Aggregate Commitment. The Borrower may, at its option, on one or more occasions, at any time on or prior to the Facility Termination Date, seek to increase the Aggregate Commitment by up to an aggregate amount which is no greater than $170,000,000 upon at least three (3) Business Days’ prior notice to the Agent, which notice shall specify the amount of any such increase (which shall be in an amount not less than $50,000,000) and shall be delivered at a time when no Default has occurred and is continuing. The Borrower may, after giving such notice, offer all or any portion of the increase in the Aggregate Commitment on either a ratable basis to the Lenders or a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Agent (any Person that accepts such offer, whether or not a Lender at such time, an “Increasing Lender”, and any Increasing Lender that is not a Lender at the time of such acceptance, a “New Lender”). Any Lender may, in its sole discretion, accept or reject any offer from the Borrower to increase its Commitment. No increase in the Aggregate Commitment shall become effective until each Increasing Lender shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which such Increasing Lender shall state the amount of its Commitment and each New Lender shall assume and accept the obligations and rights of a Lender hereunder, and the Borrower shall have accepted such incremental Commitments. Each Increasing Lender shall accept an assignment from the existing Lenders, and each existing Lender shall make a ratable assignment to each Increasing Lender of an interest in each then outstanding Ratable Advance and a participation in each outstanding Swing Line Loan and Facility LC such that, after giving effect thereto, all Ratable Advances and participations in all Facility LCs and Swing Line Loans are held ratably by the Lenders (including the Increasing Lenders) in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be automatic after giving effect to each increase in the Aggregate Commitment and shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and Facility Fees and LC Fees. The Borrower shall make any payments under Section 2.22 resulting from such assignments.

2.01.3 Availability of Facility. Subject to the terms of this Agreement, the facility is available from the date hereof to the Facility Termination Date, and the Borrower may borrow and reborrow at any time prior to the Facility Termination Date and may repay at any time on or prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date.

2.01.4 Repayment of Facility. All outstanding Loans and all other accrued and unpaid Obligations shall be paid in full on the Facility Termination Date.

Section 2.02.	Ratable Advances.

2.02.1 Ratable Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower in Agreed Currencies from time to time from and including the date of this Agreement and prior to the Facility Termination Date in Dollar Amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Available Aggregate Commitment existing at such time; provided, that all Base

Rate Loans shall be made in Dollars. Each Ratable Advance hereunder shall consist of Loans made by the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.02.2 Types of Advances. The Ratable Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.02.3 and 2.02.4.

2.02.3 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Ratable Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Ratable Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on (x) the Borrowing Date of each Base Rate Advance which is a Ratable Advance, and (y) the third Business Day before the Borrowing Date for each Eurocurrency Advance, specifying:

(a)    the Borrowing Date of such Ratable Advance, which shall be a Business Day,

(b)	the aggregate amount of such Ratable Advance,
(c)	the Type of such Ratable Advance, and

(d)    in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

On each Borrowing Date, each Lender shall make available its Ratable Loan or Ratable Loans (i) if such Ratable Loan is denominated in Dollars, not later than 11:00 a.m. (Chicago time) in funds immediately available to the Agent at its address specified pursuant to Section 9.01 and (ii) if such Ratable Loan is denominated in an Agreed Currency other than Dollars, no later than 11:00 a.m., local time, in the city of the Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.02.4 Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Ratable Advances pursuant to this Section 2.02.4 or are prepaid in accordance with Section 2.08. Each Eurocurrency Ratable Advance shall continue as a Eurocurrency Ratable Advance until the end of the then applicable Eurocurrency Interest Period therefor, at which time:

(a)    each such Eurocurrency Ratable Advance denominated in Dollars shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Ratable Advance is or was prepaid in accordance with Section 2.08 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurocurrency Interest Period, such Eurocurrency Ratable Advance continue as a Eurocurrency Ratable Advance for the same or another Eurocurrency Interest Period; and

(b)    each such Eurocurrency Ratable Advance denominated in an Agreed Currency other than Dollars shall continue as a Eurocurrency Ratable Advance in the same Agreed Currency with a Eurocurrency Interest Period of one month unless (x) such Eurocurrency Ratable Advance is or was prepaid in accordance with Section 2.08 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurocurrency Interest Period, such Eurocurrency Ratable Advance continue as a Eurocurrency Ratable Advance for the same or another Eurocurrency Interest Period.

Subject to the terms of Section 2.07, the Borrower may elect from time to time to convert all or any part of a Ratable Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Ratable Advance made on any day other than the last day of the Eurocurrency Interest Period applicable thereto shall be subject to Section 2.22. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Eurocurrency Ratable Advance or continuation of a Eurocurrency Ratable Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Base Rate Advance or three Business Days, in the case of a conversion into or continuation of a Eurocurrency Ratable Advance, prior to the date of the requested conversion or continuation, specifying:

(i)     the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)    the aggregate amount and Type of the Ratable Advance which is to be converted or continued, and

(iii)  the Agreed Currency of any Ratable Advance which is to be converted into or continued as a Eurocurrency Ratable Advance and the Eurocurrency Interest Period applicable thereto.

A Conversion/Continuation Notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Advances; provided that (A) such portion is allocated ratably among the Loans comprising such Advance and (B) the portion to which such Conversion/Continuation Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (or, in the case of Loans that are Eurocurrency Ratable Loans, the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), in each case unless such portion is comprised of Base Rate Loans.

Section 2.03.Determination of Dollar Amounts; Required Payments. The Agent will determine the Dollar Amount of:

(a)    each Credit Exposure denominated in an Agreed Currency other than Dollars as of the date three Business Days prior to (i) in the case of an Advance, the Borrowing Date or, if applicable, date of conversion/continuation of such Advance or (ii)  in the case of a Facility LC, the date of issuance thereof, and

(b)    all Outstanding Credit Exposures on and as of the last Business Day of each quarter and on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Credit Extension for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Extension) exceeds 105% of the Aggregate Commitment, the Borrower shall immediately repay Ratable Advances in an aggregate principal amount sufficient to eliminate any such excess.

Section 2.04.	Swing Line Loans.

2.04.1. Amount of Swing Line Loans. Each Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans in Dollars to the Borrower from time to time from and including the date of this Agreement and prior to the Facility Termination Date in an aggregate principal amount not to exceed its Pro Rata Share of the Swing Line Commitment, provided, that the outstanding principal amount of all Swing Line Loans shall not at any time exceed the Swing Line Commitment. Subject to the terms of this Agreement, the Borrower may borrow and reborrow Swing Line Loans at any time prior to the Facility Termination Date and may repay Swing Line Loans at any time on or prior to the Facility Termination Date.

2.04.2. Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lenders irrevocable notice (a “Swing Line Borrowing Notice”) not later than 2:00 p.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (a) the applicable Borrowing Date (which date shall be a Business Day), and (b) the aggregate amount of the requested Swing Line Loans which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Alternate Base Rate.

2.04.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loans. Not later than 3:00 p.m. (Chicago time) on the applicable Borrowing Date, each Swing Line Lender shall make available its Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Section 9.01. The Agent will promptly make the funds so received from the Swing Line Lenders available to the Borrower on the Borrowing Date at the Agent’s aforesaid address.

2.04.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. If not sooner paid by the Borrower, each Swing Line Lender (a) may at any time in its sole discretion with respect to any outstanding Swing Line Loan made by such Swing Line Lender, or (b) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan made by such Swing Line Lender, require each Lender (including the Swing Line Lenders) to make a Ratable Loan in the amount of such Lender’s Pro Rata Share of such Swing

Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.04.4 prior to 10:00 a.m. (Chicago time) on such day (or not later than noon (Chicago time) on the next Business Day in the case of any such notice received after 10:00 a.m. (Chicago time)), each Lender shall make available its required Ratable Loan, in funds immediately available to the Agent at its address specified pursuant to Section 9.01. Ratable Loans made pursuant to this Section 2.04.4 shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Euro-currency Loans in the manner provided in Section 2.02.4 and subject to the other conditions and limitations set forth in this Article 2. Unless a Lender shall have notified the applicable Swing Line Lender, prior to the making any Swing Line Loan by such Swing Line Lender, that any applicable condition precedent set forth in Sections 3.01 or 3.02 had not then been satisfied, each Lender’s obligation to make Ratable Loans pursuant to this Section 2.04.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, any Swing Line Lender or any other Person, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, or (iv) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.04.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.04.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lenders, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Ratable Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

Section 2.05.	Competitive Bid Advances.

2.05.1. Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.02 and Swing Line Loans pursuant to Section 2.04, but subject to the terms and conditions of this Agreement, the Borrower may, as set forth in this Section 2.05, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.05. Each Competitive Bid Advance shall be repaid by the Borrower on the last day of the Interest Period applicable thereto.

2.05.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.05, it shall transmit to the Agent by telecopy a Competitive Bid Quote Request so as to be received no later than (a) 10:00 a.m. (Chicago time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurocurrency Auction, or (b) 9:00 a.m. (Chicago time) at least one Business Day prior to the

Borrowing Date proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first Eurocurrency Auction or Absolute Rate Auction for which such change is to be effective), specifying:

(i)     the proposed Borrowing Date, which shall be a Business Day, for such Competitive Bid Advance,

(ii)    the aggregate principal amount of such Competitive Bid Advance, which shall be $10,000,000 or a larger multiple of $5,000,000,

(iii)  whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both, and

(iv)	the Interest Period applicable thereto.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurocurrency Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit F hereto may be rejected, and the Agent shall promptly notify the Borrower of such rejection by facsimile.

2.05.3. Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.05.2, the Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit G hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.05.

2.05.4. Submission and Contents of Competitive Bid Quotes. (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.05.4 and must be submitted to the Agent by telecopy at its offices specified in or pursuant to Section 9.01 not later than (i) 9:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction or (ii) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Agent may agree); provided that Competitive Bid Quotes submitted by JPMCB may only be submitted if the Agent or JPMCB notifies the Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Article 3 and Section 6.03, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(b)    Each Competitive Bid Quote shall be in substantially the form of Exhibit H hereto and shall in any case specify:

(i)     the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;

(ii)    the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested, and (4) may be subject to a maximum limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;

(iii)  in the case of a Eurocurrency Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

(iv)   in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; and

(v)	the identity of the quoting Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(c)	The Agent shall reject any Competitive Bid Quote that:

(i)     is not substantially in the form of Exhibit H hereto or does not specify all of the information required by Section 2.05.4(b),

(ii)    contains qualifying, conditional or similar language, other than any such language contained in Exhibit H hereto,

(iii)  proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or

(iv)	arrives after the time set forth in Section 2.05.4(a).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.05.4(c), then the Agent shall notify the relevant Lender of such rejection as soon as practical.

2.05.5. Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (a) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.05.4 and (b) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurocurrency Bid Rates or Absolute Rates, as the case may be, so offered.

2.05.6. Acceptance and Notice by Borrower. Not later than (a) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction or (b) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Agent may agree), the Borrower shall notify the Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.05.5; provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i)     the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii)    acceptance of offers may only be made on the basis of ascending Eurocurrency Bid Rates or Absolute Rates, as the case may be, and

(iii)  the Borrower may not accept any offer that is described in Section 2.05.4(c) or that otherwise fails to comply with the requirements of this Agreement.

2.05.7. Allocation by Agent. If offers are made by two or more Lenders with the same Eurocurrency Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

Section 2.06.Facility Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to each Lender directly a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on such Lender’s Commitment (whether used or unused) from the Effective Date to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date and, if the proviso at the end of this sentence applies, on the date on which the Aggregate Outstanding Credit Exposure is reduced to zero; provided, that if any Lender continues to have Outstanding Credit Exposure hereunder after the termination of its Commitment, then such Facility Fee shall continue to accrue on the Aggregate Outstanding Credit Exposure until the Aggregate Outstanding Credit Exposure is reduced to zero. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in the amount of $25,000,000 or a multiple of $5,000,000 in excess thereof, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Credit Exposure.

Section 2.07.Minimum Amount of Each Advance. Each Advance shall be in the amount of $10,000,000 or a multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), provided that (a) an Advance to repay Swing Line Loans may be in the amount of such Swing Line Loans and (b) any Base Rate Advance may be in the amount of the unused Aggregate Available Commitment. Each Competitive Bid Advance shall be in the amount of $5,000,000 or a multiple of $1,000,000 in excess thereof.

Section 2.08.Optional Principal Payments. The Borrower may from time to time prepay, without penalty or premium, all outstanding Base Rate Advances or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Base Rate Advances (in each case including any Competitive Bid Loans bearing interest at the Alternate Base Rate pursuant to the last sentence of Section 8.01) upon notice to the Agent not later than 10:00 a.m. (Chicago time) on the date of such prepayment. The Borrower may at any time prepay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of prepayment. The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 2.22 but without penalty or premium, all outstanding Eurocurrency Ratable Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Ratable Advances upon three Business Days’ prior notice to the Agent. Except as provided in the first sentence of this Section 2.08, Competitive Bid Loans may not be paid prior to the last day of the applicable Interest Period. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Advance.

Section 2.09.Changes in Interest Rate, etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Ratable Advance into a Base Rate Advance pursuant to Section 2.02.4, to but excluding the date it is paid or is converted into a Eurocurrency Ratable Advance pursuant to Section 2.02.4 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Ratable Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Eurocurrency Rate for such day. Each Eurocurrency Bid Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Eurocurrency Bid Rate quoted by the Lender making such Loan in accordance with Section 2.05. Each Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.05.

Section 2.10.Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.02.3 or 2.02.4, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.05 requiring unanimous consent of the Lenders to changes in interest rates), during the continuance of an Event of Default declare that no Ratable Advance may be made as, converted into or continued as a Eurocurrency Ratable Advance. The Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.05 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) overdue principal of and interest on each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 1% per annum and (b) overdue principal of and interest on each Base Rate Advance, each Swing Line Loan and each Reimbursement Obligation shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 1% per annum.

Section 2.11.Method of Payment. (a) Except for Loans that have been converted into Loans of another Agreed Currency as provided in the definition of “Eligible Currency,” each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made, and any such amount in respect of a Loan that has been converted as described above shall be paid in the currency into which such Loan has been converted. All payments to be made by the Borrower hereunder in Dollars shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Section 9.01 or at any other Domestic Lending Office of the Agent specified in writing by the Agent to the Borrower, by 11:00 a.m. (Chicago time) on the date when due. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency. All payments of Obligations hereunder shall (except (x) repayments of Swing Line Loans and Competitive Bid Loans, (y) Reimbursement Obligations for which the LC Issuers have not been fully indemnified by the Lenders or (z) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at (i) with respect to Base Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Section 9.01 and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent’s Eurocurrency Payment Office for such currency. Whenever any payment of principal of, or interest on, Base Rate Loans or Absolute Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding

Business Day. Whenever any payment of principal of, or interest on, Eurocurrency Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Each reference to the Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrower directly to the LC Issuers pursuant to Section 2.19.6.

(b)    Notwithstanding the foregoing provisions of this Section, if, after the making of any Loan in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Loan was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

Section 2.12.	[Reserved].

Section 2.13.Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Borrowing Date, the Agreed Currency and the Type thereof and any Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof and (v) the amount of any increase or decrease in the Aggregate Commitment pursuant to Section 2.01.2 or 2.06.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms or the rights of the Borrower to borrow in accordance with the terms and conditions of this Agreement.

(d)    Any Lender may request that its Ratable Loans, Competitive Bid Loans or Swing Line Loans be evidenced by Ratable Notes, Competitive Bid Notes or Swing Line Notes, respectively. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by such

Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 9.06(c)) be represented by one or more Notes payable to the order of the payee named therein or any Assignee pursuant to Section 9.06(c), except to the extent that any such Lender or Assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

Section 2.14.Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances, submit Competitive Bid Quotes and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Conversion/Continuation Notices and Competitive Bid Quote Requests to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

Section 2.15.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Base Rate Advance or any Fixed Rate Advance that is bearing interest at the Alternate Base Rate pursuant to Article 8 shall be calculated for actual days elapsed on the basis of a 365-day or 366-day year, as the case may be. Interest on all Advances other than Base Rate Advances and Fixed Rate Advances that bear interest at the Alternate Base Rate pursuant to Article 8 and fees (including, without limitation, Facility Fees and LC Fees) shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Eurocurrency Ratable Advances denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received at the place of payment prior to noon (local time) or at such other time as shall be specified for such payment under this Agreement.

Section 2.16.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Ratable Borrowing Notice, Swing Line Borrowing Notice, Competitive Bid Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Agent will notify each applicable Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate

Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

Section 2.17.Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Reserve Requirement” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans, additional interest on such Eurocurrency Loan at a rate per annum determined by such Lender that reflects the cost to such Lender of such reserve requirement in respect of such Eurocurrency Loan but does not exceed the excess of (a)(i) the applicable Eurocurrency Reference Rate divided by (ii) one minus the Reserve Requirement over (b) the applicable Eurocurrency Reference Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Eurocurrency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Business Days before each date on which interest is payable on the Eurocurrency Loans of the amount then due it under this Section.

Section 2.18.Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the time on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, a rate per annum equal to the higher of the Federal Funds Effective Rate and the interest rate applicable to the relevant Loan. Nothing in this Section 2.18 shall be deemed to relieve any Lender from any of its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.19.	Facility LCs.

2.19.1. Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit denominated in any Agreed Currency (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify any Facility LC issued by it (“Modify,” and each such action a “Modification”), from time to time (including on the Effective Date) prior to the Facility Termination Date, upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (a) the aggregate amount of the outstanding LC Obligations shall not exceed

$600,000,000 and (b) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC may contain an “evergreen” provision providing for automatic renewal of such Facility LC absent advance notice by the Borrower or the applicable LC Issuer for periods up to one year unless (A) prior to the date specified in such Facility LC the beneficiary thereof receives notice from the LC Issuer (or the beneficiary and the LC Issuer receive notice from the Agent) that such Facility LC shall not be renewed or (B) the new expiry day of such Facility LC would extend beyond the fifth Business Day prior to the Facility Termination Date.

2.19.2. Participations. Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Section 2.19, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing any other proposed terms of such Facility LC. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Section 3.02 (and, in the case of any Facility LC issued on the Effective Date, Section 3.01) (the satisfaction of which no LC Issuer shall have any duty to ascertain), be subject to the condition precedent that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested in accordance with its standard practice (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (a) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable LC Fee Rate in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date and (b) with respect to each commercial Facility LC, on the date of issuance or any increase in the stated amount thereof, a fee in an amount equal to the Applicable LC Fee Rate in effect at such time times the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, the amount of such increase in the stated amount) thereof (the fees described in this sentence, “LC Fees”). The Borrower shall also pay to each LC Issuer for its own account (i) at the time of issuance of each Facility LC by such LC Issuer, a fronting fee in an amount to be agreed upon between such LC Issuer and the Borrower, and

(ii) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Agent, and the Agent shall promptly notify the Borrower and each other Lender, as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by an LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the applicable LC Issuer on demand for (a) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6, plus (b) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.

2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided, that the Borrower shall not be obligated to reimburse any LC Issuer for any amounts so paid by it, and the LC Payment Date in respect of any such reimbursement shall not be, earlier than the later of (i) the date on which such LC Issuer is required to pay the beneficiary of such Facility LC and (ii) (A) 12:00 noon (Chicago time) on the day that the Agent delivers notice of a drawing under a Facility LC pursuant to Section 2.19.5, if such notice shall have been received by the Borrower prior to 10:00 a.m. (Chicago time) on a Business Day, or (B) if such notice has not been so received by the Borrower prior to such time on such date, then not later than 12:00 noon (Chicago time) on the Business Day immediately following the day that the Borrower receives such notice; provided, further, that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) any LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by an LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (i) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (ii) the sum of 1% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. The applicable LC Issuer will pay to each Lender ratably in accordance with its

Pro Rata Share all amounts received by it from the Borrower for application to the payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.02.4 and the satisfaction of the applicable conditions precedent set forth in Article 3), the Borrower may request an Advance or a Swing Line Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7. Obligations Absolute. The Borrower’s obligations under Section 2.19.6 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its affiliates against the beneficiary of any Facility LC or any such transferee. The responsibility of an LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Lender under any liability to the Borrower. Notwithstanding the foregoing, nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8. Actions of LC Issuers. Subject to Section 2.19.7, each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each Lender agrees that each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each Lender agrees that each LC Issuer shall in all cases be fully protected from liability to the Lenders in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such LC Issuer may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (b) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (ii) any LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.19.10. Lenders’ Indemnification Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders made during the existence of an Event of Default and until the earlier of (a) the date on which such Event of Default shall have been waived or cured and (b) the date on which all LC Obligations shall have been paid in full, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Section 9.01, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 6.03. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account (if any) to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account (if any) in certificates of deposit of JPMCB having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account (if any) or limit the right of the Agent to release any funds held in the Facility LC Collateral Account (if any) in each case other than as required by Section 6.03.

2.19.12. Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

Section 2.20.Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Articles 2 and 3 with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Base Rate Loans, unless (a) the Borrower notifies the Agent at least one Business Day before such Borrowing Date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such Borrowing Date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, or (b) the Borrower notifies the Agent at least three Business Days before such Borrowing Date that it elects to borrow Eurocurrency Loans in a different Agreed Currency on such Borrowing Date.

Section 2.21.Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Agent, as the case may be, in the specified currency, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.

Section 2.22.Funding Indemnification. If the Borrower makes any payment of principal with respect to any Eurocurrency Advance on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, conversion or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender within fifteen (15) days of demand for any loss or cost incurred by it (or by an existing or prospective Participant in the related Loan) resulting therefrom, including, without limitation, any loss or cost (excluding lost profits) in liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided, that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

ARTICLE 3

CONDITIONS

Section 3.01.Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a)    receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telecopy, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)    receipt by the Agent of an opinion of Harley M. Smith, Assistant General Counsel and Assistant Secretary of the Borrower, substantially in the form of Exhibit B hereto;

(c)    receipt by the Agent of an opinion of Winston & Strawn LLP, special counsel for the Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and

(d)    receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, the name, title and signature of the officer authorized to sign on behalf of the Borrower and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

(e)    receipt by the Agent of evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and all accrued fees under, and termination of the commitments under the Existing Agreements.

The Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. The Borrower and the Lenders (constituting the “Required Lenders” as defined in each of the Existing Agreements) hereby (i) agree that the “Commitments” under each of the Existing Agreements shall terminate automatically upon the Effective Date without further action by any party to either of the Existing Agreements and (ii) waive compliance with the notice requirements set forth in Section 2.07 of each of the Existing Agreements with respect thereto.

Section 3.02.Each Credit Extension. The obligation of any Lender or LC Issuer to make any Credit Extension (except as otherwise set forth in Section 2.04.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) on any applicable Credit Extension Date is subject to the satisfaction of the following conditions:

(a)    receipt by the Agent of a Borrowing Notice or request for issuance of a Facility LC, as appropriate;

(b)    the fact that, immediately after such Credit Extension, the Dollar Amount of the Aggregate Outstanding Credit Exposure will not exceed the Aggregate Commitment;

(c)    the fact that, immediately after such Credit Extension (and, if such Credit Extension is an Advance, any payment on the date of such Advance of Obligations with the proceeds of such Advances), the sum of (i) the greater of (A) such Lender’s Pro Rata Share of all outstanding Swing Line Loans and (B) the outstanding Swing Line Loans made by such Lender, plus (ii) the outstanding Ratable Loans made by such Lender plus (iii) such Lender’s Pro Rata Share of all LC Obligations shall not exceed the Commitment of such Lender;

(d)    the fact that, immediately before and after such Credit Extension, no Default shall have occurred and be continuing; and

(e)    the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c), 4.05, 4.06, 4.07 and 4.08) shall be true in all material respects on and as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in clauses (b), (c), (d) and (e) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01.Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals whose lack could not reasonably be expected to have a Material Adverse Effect.

Section 4.02.Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the restated articles of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Significant Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries, except to the extent that such contravention, default or Lien could not reasonably be expected to have a Material Adverse Effect.

Section 4.03.Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each other Loan Document, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 4.04.Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2005 and the related consolidated statements of earnings, cash flows, and changes in stockholders’ equity for the fiscal year then ended, reported on by KPMG LLP and set forth in the Borrower’s 2005 Form 10-K, a copy of which has been made available to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)    The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related unaudited consolidated statements of earnings and cash flows for the three months then ended, set forth in the Borrower’s Latest Form 10-Q, a copy of which has been made available to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

(c)    Since December 31, 2005 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05.Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect.

Section 4.06.Compliance with ERISA. To the best of the Borrower’s knowledge, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07.Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Significant Subsidiaries. On the basis of this review, the Borrower has reasonably concluded that the liabilities and costs, including the costs of compliance, associated with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.08.Taxes. The Borrower and its Significant Subsidiaries have filed all United States federal income tax returns and all other tax returns which are required to be filed by them (inclusive of any permitted extensions) and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Significant Subsidiary except (a) for taxes which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles or (b) where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09.Subsidiaries. Each of the Borrower’s corporate Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals whose lack could not reasonably be expected to have a Material Adverse Effect.

Section 4.10.Regulatory Restrictions on Advance. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

Section 4.11.Full Disclosure. All information (taken as a whole) heretofore furnished by the Borrower to the Agent, any LC Issuer or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information (taken as a whole) hereafter furnished by the Borrower to the Agent, any LC Issuer or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, or such facts are reflected in the financial statements and information described in Sections 4.04(a)  and 4.04(b).

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any Obligations (other than unmatured indemnification and unmatured expense reimbursement obligations) remain unpaid:

Section 5.01.Information. The Borrower will deliver to each of the Lenders and, if applicable, each LC Issuer which is not a Lender:

(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, cash flows, and changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG LLP or other independent public accountants of nationally recognized standing (it being understood that timely delivery of the Borrower’s annual report on Form 10-K shall satisfy the requirement of this clause (a));

(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of earnings and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower (it being understood that timely delivery of the Borrower’s quarterly report on Form 10-Q shall satisfy the requirement of this clause (b));

(c)    within five days after the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of such officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)    promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(e)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(f)     if and when any member of the ERISA Group (i) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (ii) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; or (iii) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; and

(g)    from time to time such additional information regarding the financial position or business of the Borrower and its Significant Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(d) or 5.01(e) above shall be deemed to have been delivered on the date on which the Borrower posts such information on the Borrower’s website on the Internet at the website address at www.gotoemerson.com, at sec.gov/edaux/searches.htm or at another website identified in a notice delivered to the Lenders (and, if applicable, any LC Issuer which is not a Lender) and accessible by the Lenders (or such LC Issuer) without charge; provided that the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b), 5.01(d) or 5.01(e) to any Lender (and, if applicable, any LC Issuer which is not a Lender) which requests such delivery.

Section 5.02.Payment of Obligations. The Borrower will pay and discharge, and will cause each Significant Subsidiary to pay and discharge, at or before maturity, all its material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except (a) for obligations and liabilities which are contested in good faith by appropriate proceedings or (b) where the failure to pay or discharge such obligations and liabilities could not reasonably be expected to have a Material Adverse Effect, and will maintain, and will cause each Significant Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03.Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Significant Subsidiary to keep, all material property necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(b)    Subject to the normal operation of Borrower’s corporate insurance program, including, without limitation, deductibles and self insured retention, the Borrower will, and will cause each of its Significant Subsidiaries to, maintain (either in the name of the Borrower or in such Significant Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all its properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders (and, if applicable, any LC Issuer which is not a Lender), upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04.Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect its corporate existence; provided that nothing in this Section 5.04 shall prohibit a transaction expressly permitted by Section 5.06.

Section 5.05.Compliance with Laws. The Borrower will comply, and cause each Significant Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (a) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.06.Mergers and Sales of Assets. The Borrower will not consolidate or merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person, unless (a) either the Borrower shall be the continuing corporation, or the successor corporation (if other than the Borrower) shall be a corporation organized and existing under the laws of the United States and such corporation shall expressly assume the due and punctual payment of the principal of, and interest on, the Notes according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements contained in the Notes and this Agreement to be performed by the Borrower, and (b) immediately after such merger or consolidation, or such sale, lease or other transfer, no Default shall have occurred and be continuing.

Section 5.07.Use of Proceeds. The proceeds of the Credit Extensions will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.08.Negative Pledge. Neither the Borrower nor any Significant Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)    Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement;

(b)    any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c)    any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(e)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f)     any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g)    Liens arising in the ordinary course of its business (including, without limitation, Liens on assets securing Debt, interest on which is exempt from federal income tax (“Exempt Debt”); Liens for taxes, assessments or government charges; Liens arising out of the existence of judgments not constituting an Event of Default; statutory and contractual landlords’ liens under leases; Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties; and Liens arising out of claims under any Environmental Law provided such Liens are being contested in good faith) which (i) do not secure Debt (other than Exempt Debt) or Derivatives Obligations and (ii) do not in the aggregate materially detract from the value or materially impair the use of the assets of the Borrower and its Subsidiaries, taken as a whole;

(h)    Liens securing Derivatives Obligations, provided that the aggregate amount of assets subject to such Liens may at no time exceed $300,000,000; and

(i)     Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount at any date not to exceed 25% of Consolidated Total Assets.

ARTICLE 6

DEFAULTS

Section 6.01.Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay, (i) within two Business Days after the due date thereof, any principal of any Loan or any Reimbursement Obligation, or (ii) within five Business Days after the due date thereof, any interest, any fees or any other amount payable hereunder;

(b)    the Borrower shall fail to observe or perform any covenant contained in Section 5.06;

(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Agent at the request of any Lender;

(d)    any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or, following the stated maturity of any Material Debt, the Borrower shall fail to pay such Material Debt within two Business Days after the expiration of the period of grace or cure, if any, provided in the instrument or agreement under which such Material Debt was created;

(f)     the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)    an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h)    any member of the ERISA Group sponsoring a Material Plan shall fail to pay when due an amount or amounts aggregating in excess of $200,000,000 which it shall have become liable to pay under Title IV of ERISA with respect to such Material Plan; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $200,000,000;

(i)     final judgments or orders for the payment of money in an aggregate amount exceeding $200,000,000 shall be entered against the Borrower or any Significant Subsidiary by a court or courts having jurisdiction in the premises and such judgments or orders shall not have been appealed in good faith (and execution of such judgments stayed during such appeal) or otherwise paid, bonded or otherwise stayed or discharged by the Borrower or such Significant Subsidiary within the time period permitted by applicable law for the filing of an appeal for such judgment or the taking of such other action; or

(j)     any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (excluding, for this purpose, the Borrower and its Subsidiaries and any employee benefit plan of the Borrower or its Subsidiaries), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more of the then outstanding shares of common stock of the Borrower; or a majority of the seats (other than vacant seats) on the board of directors of Borrower shall at any time be occupied by persons who were neither nominated by the management of Borrower nor appointed by directors so nominated.

Section 6.02.Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03.Acceleration; Facility LC Collateral Account. (a) If any Event of Default described in Section 6.01(f) or 6.01(g) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference between (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs and is continuing, the Agent shall (i) if requested by Lenders having more than 50% of the Aggregate Commitment, by notice to the Borrower terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or (ii) if requested by Lenders holding more than 50% of the Aggregate Outstanding Credit Exposure, (A) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (B) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay all or any portion of the Collateral Shortfall Amount, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent such amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)    If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay all or any portion of the Collateral Shortfall Amount, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent such amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)    The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of any accrued and unpaid Obligations.

(d)    At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After any accrued and unpaid Obligations have been paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

ARTICLE 7

THE AGENT

Section 7.01.Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02.Agent and Affiliates. JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and JPMCB and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent.

Section 7.03.Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04.Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05.	Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Lenders (or, when expressly required hereby, all or a different proportion of the Lenders) or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Agent or any of its Affiliates in any capacity.

Section 7.06.Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07.Credit Decision. Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08.Successor Agent. The Agent may resign at any time by giving notice thereof to the Lenders, the LC Issuers and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon the approval of Borrower (which approval shall not be unreasonably withheld or delayed) to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 7.09.Agent’s Fees. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

Section 7.10.Co-Arranger; Syndication Agent; Documentation Agent; Senior Managing Agent. None of the Lenders identified on the facing page of this Agreement as a “co-arranger”, “joint book manager”, “syndication agent”, “documentation agent” or “senior managing agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “co-arranger”, “syndication agent”, “documentation agent” or “senior managing agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01.Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurocurrency Loan in any Agreed Currency:

(a)    the Agent is advised by Lenders having 50% or more of the aggregate amount of the Commitments that deposits in such Agreed Currency (in the applicable amounts) are not being offered to such Lenders in the relevant market for such Interest Period, or

(b)    Lenders having 50% or more of the aggregate amount of the Commitments advise the Agent that the Eurocurrency Rate for such Agreed Currency, as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans in such Agreed Currency for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurocurrency Loans in such Agreed Currency or to continue or convert outstanding Loans as or into Eurocurrency Loans in such Agreed Currency shall be suspended and (ii) each outstanding Eurocurrency Loan in such Agreed Currency shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Business Days before the date of any Eurocurrency Advance in the applicable Agreed Currency for which a Borrowing Notice has previously been given that it elects not to borrow on such date (x) if such Eurocurrency Advance in such Agreed Currency is a Ratable Advance, such Advance shall instead be made as a Base Rate Advance and (y) if such Eurocurrency Advance in such Agreed Currency is a Eurocurrency Bid Rate Advance, the Eurocurrency Bid Rate Loans comprising such Advance shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Alternate Base Rate for such day.

Section 8.02.Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Eurocurrency Lending Office) to make, maintain or fund its Eurocurrency Loans in any Agreed Currency and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Loans in such Agreed Currency, or to convert outstanding Loans into Eurocurrency Loans in such Agreed Currency or continue outstanding Loans as Eurocurrency Loans in such Agreed Currency shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise significantly disadvantageous to such Lender. If such notice is given, each Eurocurrency Loan of such Lender in the applicable Agreed Currency then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Loan in such Agreed Currency if such Lender may lawfully continue to maintain and fund such Loan as a Eurocurrency Loan in such Agreed Currency to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Eurocurrency Loan in such Agreed Currency to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Eurocurrency Loans in the applicable Agreed Currency of the other Lenders.

Section 8.03.Increased Cost and Reduced Return. (a) If on or after (i) the date hereof, in the case of any Ratable Loan or any obligation to make Ratable Loans or (ii) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loan, any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.17), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or any LC Issuer or shall impose on any Lender (or its Applicable Lending Office) or any

LC Issuer or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Eurocurrency Loans, its Note, the Facility LCs or its obligation to make Eurocurrency Loans or to issue or participate in Facility LCs and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) or such LC Issuer of making or maintaining any Eurocurrency Loan or issuing or participating in Facility LCs, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) or such LC Issuer under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender or such LC Issuer to be material, then, within 15 days after demand by such Lender or such LC Issuer (with a copy to the Agent), the Borrower shall pay to such Lender or such LC Issuer such additional amount or amounts as will compensate such Lender or such LC Issuer for such increased cost or reduction.

(b)    If any Lender or any LC Issuer shall have determined that, after (i) the date hereof, in the case of any Ratable Loan or any obligation to make Ratable Loans or (ii) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or such LC Issuer (or its Parent) as a consequence of such Lender’s or such LC Issuer’s obligations hereunder to a level below that which such Lender (or its Parent) or such LC Issuer could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or such LC Issuer to be material, then from time to time, within 15 days after demand by such Lender or such LC Issuer (with a copy to the Agent), the Borrower shall pay to such Lender or such LC Issuer such additional amount or amounts as will compensate such Lender or such LC Issuer (or its Parent) for such reduction.

(c)    Each Lender and each LC Issuer will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or such LC Issuer to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or such LC Issuer, be otherwise significantly disadvantageous to such Lender or such LC Issuer. A certificate of any Lender or any LC Issuer claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender or such LC Issuer may use any reasonable averaging and attribution methods.

Section 8.04.Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note and all liabilities with respect thereto, excluding (i) in the case of each Lender, each LC Issuer and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender, such LC Issuer or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender and each LC Issuer, in which its Applicable Lending Office is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of each Lender and each LC Issuer, any United States withholding tax imposed on such payments but only to the extent that such Lender or such LC Issuer is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b)    Any and all payments by the Borrower to or for the account of any Lender, any LC Issuer or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)    The Borrower agrees to indemnify each Lender, each LC Issuer and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender, such LC Issuer or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender, such LC Issuer or the Agent (as the case may be) makes demand therefor.

(d)    Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required to maintain the effectiveness thereof (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e)    For any period with respect to which a Lender has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)     If the Borrower is required to pay additional amounts to or for the account of any Lender or any LC Issuer pursuant to this Section, then such Lender or such LC Issuer will file any certificate or document requested by the Borrower or change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender or such LC Issuer, such filing or change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise significantly disadvantageous to such Lender or such LC Issuer. If any form or document referred to in this Section 8.04(f) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date of the Agreement by Internal Revenue Service form W-8ECI or W-8BEN, that a Lender or an LC Issuer reasonably considers to be confidential, such Lender or such LC Issuer shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(g)    Each Lender and each LC Issuer will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or such LC Issuer to compensation pursuant to this Section.

(h)    If any Lender or any LC Issuer receives a refund in respect of Taxes or Other Taxes paid by the Borrower (including a refund in the form of a credit), such Lender or such LC Issuer will pay over the refund, together with any interest or accompanying reimbursements, to the Borrower.

Section 8.05.Base Rate Loans Substituted for Affected Eurocurrency Loans. If (a) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurocurrency Loans in any Agreed Currency has been suspended pursuant to Section 8.01 or (b) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Eurocurrency Loans in any Agreed Currency, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurocurrency Loans in such Agreed Currency shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans in such Agreed Currency of the other Lenders. If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurocurrency Loan in the applicable Agreed Currency on the first day of the next succeeding Interest Period applicable to the related Eurocurrency Loans in such Agreed Currency of the other Lenders.

Section 8.06.Substitution of Lender. If any Lender has demanded compensation pursuant to Section 8.03 or 8.04 or defaulted in its obligation to make any Loan pursuant to the terms of this Agreement, the Borrower shall have the right to designate an Assignee which is not an affiliate of the Borrower to purchase for cash, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto, the Outstanding Credit Exposure and Commitment of such Lender and to assume all of such Lender’s other rights and obligations hereunder without recourse to or warranty by such Lender, for a purchase price equal to the principal amount of all of such Lender’s Outstanding Credit Exposure plus any accrued but unpaid interest thereon and the accrued but unpaid Facility Fees in respect of that Lender’s Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.22 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment, plus the compensation then due and payable pursuant to Section 8.03 or 8.04.

ARTICLE 9

MISCELLANEOUS

Section 9.01.Notices; Electronic Communications. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (iii) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (A) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (B) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (C) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.

(b)    In addition to the foregoing, notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article 2 (in which case such Lender shall be entitled to receive hard copies of such notices or communications) if such Lender or such LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, further, that the Agent, the Borrower or any Lender party hereto may specify multiple e-mail addresses for receipt of any notices or communications by such means, and receipt by any one of such multiple e-mail addressees as set forth above shall be deemed to have been received by the Agent, the Borrower or such Lender, as the case may be.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto or, in the case of any Lender, by notice to the Agent and the Borrower.

Section 9.02.No Waivers. No failure or delay in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent, each LC Issuer and each Lender, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)    The Borrower agrees to indemnify the Agent, each LC Issuer and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any Commitment hereunder or any actual or proposed use of proceeds of Credit Extensions hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.04.Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due and payable with respect to any Credit Extension (other than payments of principal or interest on Competitive Bid Loans at a time when no Event of Default is continuing) held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due and payable with respect to any Credit Extension (other than payments of principal or interest on Competitive Bid Loans at a time when no Event of Default is continuing) held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Credit Extensions (other than payments of principal or interest on Competitive Bid Loans at a time when no Event of Default is continuing) held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest then due and payable with respect to the Credit Extensions (other than payments of principal or interest on Competitive Bid Loans at a time when no Event of Default is continuing) held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Credit Extension, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05.Amendments and Waivers. Any provision of this Agreement or the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (or the Agent with the consent of the Required Lenders); provided that no such amendment or waiver shall:

(a)    (x) unless signed by all the Lenders directly affected thereby, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all the Lenders and except for an increase in the Commitments in accordance with Section 2.01.2) or subject any Lender to any additional obligation, (ii) reduce the principal of or, except as set forth in Section 2.10, rate of interest on any Loan or any Reimbursement Obligation or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees hereunder or for the termination of any Commitment or extend the expiry date of any Facility LC to a date after the Facility Termination Date or (y) unless signed by each Lender, (i) change the percentage of the Commitments or the Aggregate Outstanding Credit Exposure which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (ii) change Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby; or

(b)    unless signed by a Designated Lender or its Designating Lender, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Lenders hereunder are similarly affected).

No amendment of any provision of this Agreement affecting the rights or duties of the Agent shall be effective without the written consent of the Agent, no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer, and no amendment of any provision of this Agreement relating to any Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the applicable Swing Line Lenders.

Section 9.06.Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b)    Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Outstanding Credit Exposure. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 9.05(a)(x)(i), (ii), or (iii) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)    Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and any Loan Document, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower and the Agent; provided that (i) if an Assignee is an affiliate of such transferor Lender or was a Lender immediately prior to such assignment, such consents may not be unreasonably withheld and (ii) the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing; and provided, further, that such assignment may, but need not, include rights of the transferor Lender in respect of outstanding Competitive Bid Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the interest assigned and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment to an affiliate of the transferor Lender), the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d)    Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note, if any, to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

(e)    No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07.Designated Lenders. (a) Subject to the provisions of this Section 9.07(a), any Lender may from time to time elect to designate an Eligible Designee to provide all or a portion of the Ratable Loans and/or Competitive Bid Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Agent consent thereto, which consent shall not be unreasonably withheld. When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit E hereto (a “Designation Agreement”) and the Borrower and the Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Ratable Loans and/or Competitive Bid Loans to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Ratable Loans and/or Competitive Bid Loans or portions thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Ratable Loans and/or Competitive Bid Loans or portion thereof were made by the Designating Lender. As to any Ratable Loans and/or Competitive Bid Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Ratable Loans and/or Competitive Bid Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Ratable Loans and/or Competitive Bid Loans or portion thereof made by it. No additional Note shall be required to evidence Ratable Loans and/or Competitive Bid Loans or portions thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note, if any, as agent for its Designated Lender to the extent of the Ratable Loans and/or Competitive Bid Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of the Borrower or the Agent, assign all or portions of its interest in any Ratable Loans and/or Competitive Bid Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Ratable Loans and/or Competitive Bid Loans or portions thereof made by such Designated Lender and (ii) disclose on a confidential basis any non-public information relating to its Ratable Loans and/or Competitive Bid Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender to the extent permitted by Section 9.09.

(b)    Each party to this Agreement agrees that it will not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 9.07(b) shall survive the termination of this Agreement.

Section 9.08.Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09.Confidentiality. The Agent, the LC Issuers and the Lenders each agree to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its affiliates and to the Agent and any other Lender and their respective affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Participant or Assignee to which disclosure would be permitted under clause (f)(ii) below (it being understood that, to the extent such Persons do not have fiduciary duties of confidentiality to the Agent, the LC Issuer or the Lender making such disclosure, such Persons will be informed of the confidential nature of such information and instructed to keep such information confidential), (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) in connection with any legal proceeding relating hereto or to the exercise of remedies or the enforcement or rights hereunder, (f)(i) to its actual or prospective contractual counterparties in swap agreements relating to the Borrower and its obligations or to legal counsel, accountants and other professional advisors to such counterparties or (ii) to prospective Participants and Assignees, in each case that agree in writing to be bound by this Section 9.09 or similar confidentiality provisions, and (g) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. The Borrower agrees that from and after the date hereof the terms of this Section 9.09 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) and each LC Issuer with respect to any confidential information previously or hereafter received by such Lender or such LC Issuer in connection with this Agreement, and this Section 9.09 shall supersede any and all prior confidentiality agreements entered into by such Lender or such LC Issuer with respect to such confidential information.

Section 9.10.USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Agent, the LC Issuers and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent, the LC Issuers and the Lenders to identify the Borrower. The Agent, the LC Issuers and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

Section 9.11.Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.12.Waiver of Jury Trial. THE BORROWER, THE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 9.13.Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMERSON ELECTRIC CO.

By:       /s/ Walter J. Galvin

Walter J. Galvin

Senior Executive Vice President &

Chief Financial Officer

By:       /s/ D. J. Rabe

David J. Rabe

Vice President & Treasurer

Address:	8000 W. Florissant Avenue
St. Louis, MO 63136
Facsimile:	(314) 553-2463

JPMORGAN CHASE BANK, N.A., as Agent and as a Lender

By:       /s/ Robert T. Sacks

Title:     Managing Director

Address:	270 Park Avenue
New York, New York 10017
Attention: Robert T. Sacks, MD
Telephone:	(212) 270-4118
Facsimile:	(212) 270-6637

S-1

[TO LONG-TERM CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:       /s/ John Pocalyko

Title:     Senior Vice President

S-2

[TO LONG-TERM CREDIT AGREEMENT]

CITIBANK, N.A., as Documentation Agent and as a Lender

By:       /s/ Andrew Kreeger

Title:     Vice President

S-3

[TO LONG-TERM CREDIT AGREEMENT]

BARCLAYS BANK plc, as Documentation Agent and as a Lender

By:       /s/ Alison McGuigan

Title:     Associate Director

S-4

[TO LONG-TERM CREDIT AGREEMENT]

BNP PARIBAS, as Documentation Agent and as a Lender

By:       /s/ Wendy Breuder

Title:     Managing Director

By:       /s/ Chris Grumbowski

Title:     Director

S-5

[TO LONG-TERM CREDIT AGREEMENT]

MORGAN STANLEY BANK, as Managing Agent and as a Lender

By:       /s/Daniel Twenge

Title:     Vice President

Morgan Stanley Bank

S-6

[TO LONG-TERM CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as Managing Agent and as a Lender

By:       /s/ Howard Lee

Title:     Authorized Signatory

S-7

[TO LONG-TERM CREDIT AGREEMENT]

STANDARD CHARTERED BANK, as Managing Agent and as a Lender

By:       /s/ Bert de Guzman

Title:     Senior Vice President

By:       /s/ Robert K. Reddington

Title:     AVP/Credit Documentation

Credit Risk Control
Standard Chartered Bank N.Y.

S-8

[TO LONG-TERM CREDIT AGREEMENT]

WILLIAM STREET CAPITAL CORPORATION, as a Lender

By:       /s/ Mark Walton

Title:     Assistant Vice President

S-9

[TO LONG-TERM CREDIT AGREEMENT]

DRESDNER BANK AG, FRANKFURT AM MAIN BRANCH, as a Lender

By:       /s/ Matthias Hopfgarten

Title:     Vice President

By:       /s/ Kristina Foerster

Title:     Credit Analyst

S-10

[TO LONG-TERM CREDIT AGREEMENT]

UNICREDITO ITALIANO S.p.A. NEW YORK BRANCH, as a Lender

By:       /s/ Christopher J. Eldin

Title:     First Vice President

Deputy Manager

By:       /s/ Salyed A. Abbas

Title:     Vice President

S-11

[TO LONG-TERM CREDIT AGREEMENT]

FORTIS BANK, as a Lender

By:       /s/ Eelco Gelauff

Title:     Director

By:       /s/ Remy M.G.A. Remery

Title:     Director

S-12

[TO LONG-TERM CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:       /s/ David A. Buck

Title:     Senior Vice President

S-13

[TO LONG-TERM CREDIT AGREEMENT]

ICBC SHANGHAI MUNICIPAL BRANCH, as a Lender

By:       /s/ Jiang Tao

Title:     General Manager

S-14

[TO LONG-TERM CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY, as a Lender

By:       /s/ Alex Nikolov

Title:     Second - Vice President

S-15

[TO LONG-TERM CREDIT AGREEMENT]

THE BANK OF NEW YORK, as a Lender

By:       /s/ Mark D. Wrigley

Title:     Vice President

S-16

[TO LONG-TERM CREDIT AGREEMENT]

BANK OF TOKYO-MITSUBISHI TRUST COMPANY, as a Lender

By:       /s/ P. Shah

Title:     Vice President

S-17

[TO LONG-TERM CREDIT AGREEMENT]

SKANDINAVISKA ENSKILDA BANKEN AB, as a Lender

By:       /s/ Michael I. Dicks

Title:

By:       /s/ Noors Pahkala

Title:

S-18

[TO LONG-TERM CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as a Lender

By:       /s/ Iria R. Otsa

Title:     Associate Director

Banking Products Services, US

By:       /s/ Richard L. Tavrow

Title:     Director

Banking Products Services, US

S-19

[TO LONG-TERM CREDIT AGREEMENT]

ING CAPITAL LLC, as a Lender

By:       /s/ John Kippex

Title:     Managing Director

S-20

[TO LONG-TERM CREDIT AGREEMENT]

WACHOVIA BANK, N.A., as a Lender

By:       /s/ Nathan R. Rantala

Title:     Vice President

S-21

[TO LONG-TERM CREDIT AGREEMENT]

BANCA INTESA S.p.A., as a Lender

By:       /s/ Frank Maffei

Title:     Vice President

By:       /s/ Anthony F. Giobbi

Title:     First Vice President

S-22

[TO LONG-TERM CREDIT AGREEMENT]

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender

By:       /s/ Xiao Wang

Title:     Branch Manager & Vice President

S-23

[TO LONG-TERM CREDIT AGREEMENT]

PRICING SCHEDULE

Each of “Applicable Margin,” “Applicable Facility Fee Rate” and “Applicable LC Fee Rate” means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the Status that exists on such date:

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Applicable Margin	0.13%	0.15%	0.19%	0.23%	0.27%
Applicable Facility Fee Rate	0.045%	0.05%	0.06%	0.07%	0.08%
Applicable LC Fee Rate	0.175%	0.20%	0.25%	0.30%	0.35%

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

“Level I Status” exists on any date if, on such date, the Borrower’s Moody’s Rating is Aa3 or better or the Borrower’s S&P Rating is AA- or better.

“Level II Status” exists on at any date if, on such date, (a) the Borrower has not qualified for Level I Status and (b) the Borrower’s Moody’s Rating is A1 or better or the Borrower’s S&P Rating is A+ or better.

“Level III Status” exists on any date if, on such date, (a) the Borrower has not qualified for Level I Status or Level II Status and (b) the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

“Level IV Status” exists on any date if, on such date, (a) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (b) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level V Status” exists on any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means any of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin, the Applicable Facility Fee Rate and the Applicable LC Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Pricing Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist; provided, however, that (a) if Moody’s no longer issues senior unsecured debt ratings for publicly-traded companies, then the Borrower’s Status shall be based solely upon its S&P Rating and (b) if S&P no longer issues senior unsecured debt ratings for publicly-traded companies, then the Borrower’s Status shall be based solely upon its Moody’s Rating.

SCHEDULE 1.1(a)

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$350,000,000
Bank of America, N.A.	$350,000,000
Citibank, N.A.	$300,000,000
Barclays Bank plc	$200,000,000
BNP Paribas	$200,000,000
Morgan Stanley Bank	$150,000,000
Royal Bank of Canada	$150,000,000
Standard Chartered Bank	$125,000,000
William Street Capital Corporation	$100,000,000
Dresdner Bank AG, Frankfurt am Main Branch	$100,000,000
Unicredito Italiano S.p.A. New York Branch	$100,000,000
Fortis Bank	$100,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
ICBC Shanghai Municipal Branch	$75,000,000
The Northern Trust Company	$75,000,000
The Bank of New York	$50,000,000
Bank of Tokyo-Mitsubishi Trust Company	$50,000,000
Skandinaviska Enskilda Banken AB	$50,000,000
UBS Loan Finance LLC	$50,000,000
ING Capital LLC	$50,000,000
Wachovia Bank, N.A.	$50,000,000
Banca Intesa S.p.A.	$40,000,000
Bank of China, Los Angeles Branch	$40,000,000
Total	$2,830,000,000

SCHEDULE 1.1(b)

EUROCURRENCY PAYMENT OFFICES

Currency	Eurocurrency Payment Office
Dollars	JPMorgan Chase Bank, N.A., New York, New York
Euros	JPMorgan Chase Bank, N.A., New York, New York
British Pounds Sterling	JPMorgan Chase Bank, N.A., New York, New York
Japanese Yen	JPMorgan Chase Bank, N.A., New York, New York

EXHIBIT A-1 - Ratable Note

RATABLE NOTE

New York, New York

______________, 20__

For value received, Emerson Electric Co., a Missouri corporation (the “Borrower”), promises to pay to the order of ______________________ (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Ratable Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Ratable Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in immediately available funds at the place specified pursuant to Article 2 of the Credit Agreement.

All Ratable Loans made by the Lender, the respective types, currencies and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Ratable Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Ratable Notes referred to in the Long-Term Credit Agreement dated as of April ___, 2006 among Emerson Electric Co., the Lenders and LC Issuers parties thereto, and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

EMERSON ELECTRIC CO.

By: _________________________________

Name:_______________________________

Title:________________________________

RATABLE LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made by

EXHIBIT A-2 - Swing Line Note

SWING LINE NOTE

New York, New York

______________, 20__

For value received, Emerson Electric Co., a Missouri corporation (the “Borrower”), promises to pay to the order of ______________________ (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Swing Line Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Swing Line Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in immediately available funds at the place specified pursuant to Article 2 of the Credit Agreement.

All Swing Line Loans made by the Lender, the respective currencies and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Swing Line Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Swing Line Notes referred to in the Long-Term Credit Agreement dated as of April ___, 2006 among Emerson Electric Co., the Lenders and LC Issuers parties thereto, and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

EMERSON ELECTRIC CO.

By: _________________________________

Name:_______________________________

Title:________________________________

SWING LINE LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Maturity Date	Notation Made by

EXHIBIT A-3 - Competitive Bid Note

COMPETITIVE BID NOTE

New York, New York
______________, 20__

For value received, Emerson Electric Co., a Missouri corporation (the “Borrower”), promises to pay to the order of ______________________ (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Competitive Bid Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Competitive Bid Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in immediately available funds at the place specified pursuant to Article 2 of the Credit Agreement.

All Competitive Bid Loans made by the Lender, the respective types, currencies and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Competitive Bid Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Competitive Bid Notes referred to in the Long-Term Credit Agreement dated as of April ___, 2006 among Emerson Electric Co., the Lenders and LC Issuers parties thereto, and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

EMERSON ELECTRIC CO.

By: _________________________________

Name:_______________________________

Title:________________________________

COMPETITIVE BID LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made by

EXHIBIT B - Opinion of In-House Counsel for the Borrower

The opinion of In-House Counsel for the Borrower has been omitted. The registrant hereby agrees to furnish supplementally a copy of such opinion upon request.

EXHIBIT C - Opinion of Special Counsel for the Agent

The opinion of Special Counsel for the Agent has been omitted. The registrant hereby agrees to furnish supplementally a copy of such opinion upon request.

EXHIBIT D - Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, ____ among <NAME OF ASSIGNOR> (the “Assignor”), <NAME OF ASSIGNEE> (the “Assignee”), EMERSON ELECTRIC CO. (the “Borrower”) and JPMORGAN CHASE BANK, N.A., as Agent (the “Agent”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Long-Term Credit Agreement dated as of April ___, 2006 among the Borrower, the Assignor and the other Lenders and LC Issuers party thereto, as Lenders and LC Issuers, and the Agent (as heretofore amended, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Credit Extensions to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

WHEREAS, Credit Extensions made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its Outstanding Credit Exposure, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Credit Extensions made by the Assignor outstanding at the date hereof; provided, that any such assignment may, but need not, include rights of the Assignor in respect of outstanding Competitive Bid Loans. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof with respect to the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent to the extent required under Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent. If requested by the Assignee pursuant to Section 2.13(d) of the Credit Agreement, the Borrower agrees to execute and deliver appropriate Note(s) payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

_________________________

*

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>

By:

Name:

Title:

<NAME OF ASSIGNEE>

By:

Name:

Title:

EMERSON ELECTRIC CO.*

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A., as Agent*

By:

Name:

Title:

_________________________

* To be included if such consent is required under Section 9.06(c) of the Credit Agreement.

EXHIBIT E - Designation Agreement

(Section 9.07)

DESIGNATION AGREEMENT

dated as of ________________, _____

Reference is made to the Long-Term Credit Agreement dated as of April ___, 2006 (as amended from time to time, the “Credit Agreement”) among Emerson Electric Co., a Missouri corporation (the “Borrower”), the Lenders and LC Issuers party thereto and JPMorgan Chase Bank, N.A., as Agent (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

_________________ (the “Designator”) and ________________ (the “Designee”) agree as follows:

(a)  The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

(b) The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

(c)  The Designee confirms that it is an Eligible Designee; appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; and acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement, and agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05(b) of the Credit Agreement.

(d) The Designee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.04 or delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; agrees that it will, independently and without reliance upon the Agent, the Designator, any LC Issuer or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement. The Designee acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as provided in Sections 9.07(a) and 9.09 thereof).

(e)  Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Borrower, it will be delivered to the Agent for its consent. This Designation Agreement shall become effective when the Agent consents hereto or on any later date specified on the signature page hereof.

(f)  Upon the effectiveness hereof, (i) the Designee shall have the right to make Ratable Loans and/or Competitive Bid Loans or portions thereof as a Lender pursuant to Section 2.02 or 2.05 of the Credit Agreement and the rights of a Lender related thereto and (ii) the making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

(g)  This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date*:______ , ____

[NAME OF DESIGNATOR]

By:

Name:

Title:

_________________________

*	This date should be no earlier than the date of the Agent’s consent hereto.

2

[NAME OF DESIGNATEE]

By:

Name:

Title:

The undersigned consent to the foregoing designation.

EMERSON ELECTRIC CO.

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:

Name:

Title:

3

EXHIBIT F - Competitive Bid Quote Request

(Section 2.05.2)

__________, ____

To:	JPMorgan Chase Bank, N.A.,

as agent (the “Agent”)

From:	Emerson Electric Co. (the “Borrower”)

Re:

Long-Term Credit Agreement dated as of April __, 2006 (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”) among the Borrower, the Lenders and LC Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent

1.         Capitalized terms used herein have the meanings assigned to them in the Agreement.

2.      We hereby give notice pursuant to Section 2.05.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date: _________, ____

Principal Amount[1]	Interest Period[2]

$_____________	_____________

3.         Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate].

_________________________

1    Amount must be at least $10,000,000 and an integral multiple of $1,000,000.

2    One, two, three or six months (Eurocurrency Auction) or at least 7 and up to 180 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurocurrency Interest Period and Absolute Rate Interest Period.

EMERSON ELECTRIC CO.

By:

Name:

Title:

EXHIBIT G - Invitation for Competitive Bid Quotes

(Section 2.05.3)

___________, _____

To:	Each of the Lenders party to the Agreement
referred to below

Re:	Invitation for Competitive Bid Quotes to

Emerson Electric Co. (the “Borrower”)

Pursuant to Section 2.05.3 of the Long-Term Credit Agreement dated as of April __, 2006 (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”) among the Borrower, the Lenders and LC Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Advance(s):

Borrowing Date: _________, ____

Principal Amount	Interest Period

$_____________	_______________

Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.05.4 of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.

Please respond to this invitation by no later than 9:00 a.m. (Chicago time) on _________, ____.

JPMORGAN CHASE BANK, N.A.,
as Agent

By:

Title:

EXHIBIT H - Competitive Bid Quote

(Section 2.05.4)

_________, ____

To:	JPMorgan Chase Bank, N.A.,
as Agent

Re:	Competitive Bid Quote to Emerson Electric Co. (the “Borrower”)

In response to your invitation on behalf of the Borrower dated _________, ____, we hereby make the following Competitive Bid Quote pursuant to Section 2.05.4 of the Agreement hereinafter referred to on the following terms:

1.	Quoting Lender: ________________

2.	Person to contact at Quoting Lender: ________________

3.	Borrowing Date: _______________[1]

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount[2]	Interest Period[3]	[Competitive Bid Margin4]	[Absolute Rate 5]	Maximum Amount [6]
$________	__________	__________	__________	$___________

_________________________

1    As set forth in the related Invitation for Competitive Bid Quotes.

2    Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 and an integral multiple of $1,000,000.

3    One, two, three or six months or at least 7 and up to 180 days, as specified in the related Invitation For Competitive Bid Quotes.

4    Competitive Bid Margin over or under the Eurocurrency Reference Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

5    Specify rate of interest per annum (rounded to the nearest 1/10,000 of 1%).

6    Specify maximum amount, if any, which the Borrower may accept (see Section 2.05.4(b)(ii)).

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Long-Term Credit Agreement dated as of April __, 2006 (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”) among the Borrower, the Lenders and LC Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours,

[NAME OF LENDER]

By:

Title: